Addendum to Purchase and Sale Agreement

This Addendum (“Addendum”) is made and entered into on this 28th day of January, 2011 and is attached to and made a part of that certain Purchase and Sale Agreement (“PSA”) dated January 27, 2011 by and between JM Daniel, LLC, a Montana limited liability company as Seller and Windgate Capital Partners, LLC, a Delaware limited liability company and/or assigns as Buyer.  In the event of a conflict between this Addendum and the PSA, the terms and conditions of this Addendum shall prevail.

1.	The Effective Date is January 28, 2011.

2.	The Inspection Period shall commence on the date on which the Buyer actually receives the last of the Due Diligence Materials, as that term is defined below.

3.
The Closing shall take place on the last of (a) the thirtieth (30th) day following last day of the Inspection Period or (b) the tenth (10th) day following the satisfaction, if at all, of the Financing Contingency as the Financing Contingency may be extended as set forth in the PSA.

4.
The term “Due Diligence Materials” shall mean and refer to all things that are set forth in the PSA that the Seller is required to provide to the Buyer so that Buyer may inspect the financial, environmental and physical condition of the Property and all of the following, to the extent that they exist:

I.	Accounting Records
A.	Property tax bills for the preceding three years, together with the latest value renditions from any taxing authorities
B.	Assessments from private jurisdictions having authority regarding the Property
C.	Development budgets for the improvements (PIP report)
D.	Documentation of land costs
E.	Summary of costs incurred to date with supporting documentation for development of the Property
F.	Property tax bills / assessments
G.	Property tax assessment appeal history
H.	All appraisals performed on the Property
I.	Operating statements pertaining to the Property for the current year and preceding three years inclusive of profit and loss statements and general ledgers

II.	Environmental Records
A.	All environmental reports related to the Property and a schedule listing such reports
B.	All notices from or to government authorities regarding hazardous substances at the Property

III.	Land/Development Records
A.	All existing:
1.	Plans (including without limitation building, site, development and landscape)
2.	Specifications
3.	Permits, licenses and certificates of occupancy
4.	Approvals (and any applications for permits or approvals)
5.	Maps and Surveys (including without limitation, archeological, as-built, boundary, topographic and tree surveys)
B.	Information relating to the availability and location of utilities
C.	Warranties and guaranties

IV.	Subdivision Records
A.	All subdivision reports

V.	Title Records
A.	All title reports, commitments or policies
B.	All covenants, conditions, restrictions and other exceptions to title
C.	All unrecorded agreements to which the Buyer would be subject to post-closing

VI.	Architectural/Engineering Reports
A.	Geotechnical reports
B.	Traffic reports
C.	Endangered species reports
D.	Archeological reports
E.	Building calculations
F.	Change orders, RFIs, Architect’s Supplemental Instructions
G.	Other engineering reports related to the Property

VII.	Communications with Governmental Authorities
A.
All written notices, reports, citations, orders, restrictions, decisions, correspondence or memoranda from any governmental authority regarding the Property (including, but not limited to any zoning letters)

VIII.	Approvals from Governmental Authorities
A.
All agreements with or applications to any governmental authority or public body with respect to any annexation, zoning, modification, variance, exception, platting or other matter relating to the annexation, zoning, use, development, subdivision, or platting of the Property

B.	Zoning letters

IX.	Endangered Species
A.	Copies of all agreements, studies, reports, correspondence and other documents relating to the presence or absence of any endangered species or environmentally sensitive areas on the Property

X.	Contracts
A.	A list, together with copies, of all vendor contracts and all other contracts or agreements relating to the Property or services being provided or to be provided to the Property

XI.	Maintenance/Capital Improvements
A.	All available maintenance records and work orders for the 36 months preceding the Effective Date
B.	A list of all capital improvements performed on the Property within the 36 months preceding the Effective Date

XII.	Personal Property
A.	An inventory of the equipment, fixtures and other Tangible Personal Property to be transferred and delivered to Buyer at Closing

XIII.	Flag Hotel Agreement
A.	All current agreements and agreement for the 36 months preceding the Effective Date

XIV.	STAR Report and any feasibility and financial reports

XV.	Miscellaneous
A.	Insurance loss history report for the Property for the 36 months preceding this the Effective Date
B.	Documents or materials relating to any litigation, condemnation or other proceedings

XVI.	List of all employees, hire dates, pay rates, position, & garnishments

XVII.	Hotel reports
A.	Reservations on the books
B.	Group blocks and agreements
C.	Advance Deposits
D.	Key client list and negotiated rates

IN WITNESS WHEREOF, the parties hereto have executed this Addendum of the date and year written above

Seller:		Buyer:
JM Daniel, LLC		Windgate Capital Partners LLC

By:	/s/ John Daniel
	John Daniel, Managing Member	By:	/s/ Michael B. Elliott
Michael B. Elliott, President
By:	/s/ Jere Daniel
Jere Daniel, Managing Member